UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 4, 2009
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SunPower Corporation
(Exact Name of Registrant as Specified in Charter)
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Delaware	001-34166	94-3008969
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3939 North First Street, San Jose, California 95134
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 240-5500

N/A
(Former Name or Former Address, if Changed Since Last Report)
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   Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 4, 2009, SunPower Corporation (“SunPower”) and Dennis V. Arriola, SunPower’s Senior Vice President and Chief Financial Officer, agreed to modify the terms of Mr. Arriola’s original relocation benefits set forth in his original offer letter dated October 13, 2008.

Among other benefits, Mr. Arriola’s original offer letter provides that he is entitled to receive assistance in selling his current home, including up to $500,000 of compensation for loss on the sale of his home, and, if Mr. Arriola is terminated without cause during his first year of employment, up to $100,000 in reimbursement of relocation expenses to return to San Diego.

The amended relocation benefits provide that SunPower will purchase his home at the current fair market value, determined by a third party relocation service company and independent appraisers.  The amended relocation benefits also provide that he will receive up to an additional $150,000 (for a maximum of $650,000) of compensation for loss on the sale of his home.  Additionally, the amended relocation benefits provide that the compensation or loss on the sale of his home will not be deemed earned in full until completing two more years of employment; the compensation shall be subject to vest and deemed earned at a rate of 1/4th for each six months of continued employment.  However, if SunPower terminates his employment without “Cause” (as defined in his employment agreement dated November 17, 2008), or if he resigns for “Good Reason” (as defined in his employment agreement dated November 17, 2008), prior to completing two more full years of employment with SunPower, vesting will accelerate and the unvested portion of such compensation will be deemed fully earned.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

Date: September 4, 2009	By: /s/ THOMAS WERNER
Name: Thomas Werner
Title: Chief Executive Officer